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                             ALBERTSON'S, INC.
                        1995 STOCK OPTION PLAN FOR
                          NON-EMPLOYEE DIRECTORS
                                AGREEMENT

      This agreement is made pursuant to the 1995 Stock Option Plan for Non-Employee Directors ("Agreement") and is made between Albertson's, Inc., a Delaware corporation ("Company") and J. B. Scott ("Optionee"), a non-employee member of the Board of Directors of the Company.

      1. The Company, pursuant to its 1995 Stock Option Plan for Non-Employee Directors ("Plan"), a copy of which is attached hereto and incorporated herein by reference, hereby confirms the grant to the Optionee on May 30, 1995 of an option ("Option") to purchase 2,000 (Two Thousand) shares of the Company's Common Stock ("Common Stock") at a price of $27.875 per share (which is the last sale price of the Common Stock on the New York Stock Exchange Composite Tape on the date on which the Option is granted), subject to the terms and conditions of the Plan including, but not limited to, the antidilution provisions of Section 3 thereof. The Option is a Nonqualified Stock Option as defined in the Plan.

      2. The Option will expire on May 29, 2005 and, subject to the provisions of the Plan, is exercisable immediately, in whole or in part. If the Optionee resigns or does not stand for election (prior to retirement from the Board of Directors upon reaching age 70) or is removed from his or her position as a Director or is not re-elected to his or her position as a Director, any unexercised portion of the Option shall terminate as of the date of his or her resignation or removal or at the end of his or her term, as applicable. If the Optionee does not stand for re-election due to retirement from the Board of Directors upon reaching age 70 or dies while a Director, any unexercised portion of the Option shall terminate on the earlier of (a) one year from the date of the end of his or her term or death, as applicable, or (b) the date on which the option expires by its terms.

      3. The Option or any part thereof may only be exercised by giving written notice of exercise to the Corporate Secretary of the Company, specifying the number of shares to be purchased. This notice shall be accompanied by payment of the aggregate purchase price for the number of shares purchased. Such exercise, subject to Paragraph 5 hereof, shall be effective upon the actual receipt of such payment and written notice by the Corporate Secretary of the Company. The aggregate option price for all shares purchased pursuant to an exercise of the Option shall be paid by cash, personal check, wire transfer, certified or cashier's check, or delivery of stock certificates for Mature Stock (as defined in the Plan) or other Common Stock which was not obtained through the exercise of a stock option, endorsed in blank or accompanied by executed stock powers with signatures guaranteed by a national bank or trust company or a member of a national securities exchange. The Optionee shall furnish with each notice of exercise of any portion of the Option such documents as the Company in its discretion may deem necessary to assure compliance with applicable regulations of any stock exchange or governmental authority. The Optionee or Optionee's successor (after the death of the Optionee) shall have no rights as a stockholder with respect to any share(s) covered by the Option until the Optionee or the Optionee's successor (after the death of the Optionee) shall have become the holder of record of such share(s), and, except as provided in Section 3 of the Plan, no adjustments shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights in respect of such share(s) for which the record date is prior to the date on which the Optionee or the Optionee's successor (after the death of the Optionee) shall have become the holder of record thereof.

      4. The Option confirmed hereby is nontransferable by the Optionee except by will or by the laws of descent or distribution, and as may otherwise be permitted by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended ("Act"), and only by execution and delivery to the Company of the documents prescribed by the Non-Employee Directors' Deferred Compensation Committee of the Board of Directors.

      5. Upon demand by the Company, the Optionee agrees to provide satisfactory evidence to the Company that the Optionee has paid any and all taxes that may become applicable as a result of the exercise of the Option.

      6. If at any time the Board of Directors of the Company shall determine, in its discretion, that the listing, registration or qualification of the shares covered by this Agreement upon any securities exchange or under any state of federal law, or the consent or approval of any governmental regulatory authority, or evidence of the investment intent of the Optionee or the Optionee's successor (after the death of the Optionee) is necessary or desirable as a condition of the exercise of the Option, the Option may not be exercised, in full or in part, unless and until such listing, registration, qualification, consent or approval or evidence shall have been effected or obtained free of any conditions not legally acceptable to the Company.

      7. This Agreement shall not be construed as giving the Optionee any right to be retained as a Director of the Company.

      8. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law.

      9. By execution of this Agreement, the Optionee acknowledges receipt of a copy of this Agreement, the Plan and related documentation, together constituting the Prospectus, and the Optionee has reviewed such documents. The Optionee agrees to comply with all of the terms and conditions of this Agreement and of the Plan.



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      IN WITNESS WHEREOF, this Agreement has been executed this 30th day of May 1995.



Albertson's, Inc.,
a Delaware corporation


          Gary G. Michael                            J. B. Scott
By:    ___________________________             _________________________
          Chairman of the Board                      Optionee


           Kaye L. O'Riordan
By:     __________________________
           Corporate Secretary


      S E A L




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